Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-177485) pertaining to the UniFirst Corporation 2010 Stock Option and Incentive Plan, and
(2)	Registration Statement (Form S-8 No. 333-203339) pertaining to the UniFirst Corporation Amended and Restated 2010 Stock Option and Incentive Plan;

of our reports dated October 27, 2021, with respect to the consolidated financial statements and schedule of UniFirst Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of UniFirst Corporation and subsidiaries, included in this Annual Report (Form 10-K) of UniFirst Corporation for the year ended August 28, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 27, 2021